Exhibit 99.1

NEWS

For Release February 3, 2004 at 2:00 p.m. PST:

WJ Communications	Investor Relations Contacts:
Fred Krupica	Chris Danne, Rakesh Mehta
Chief Financial Officer	the blueshirt group for WJ Communications
408-577-6261	415-217-7722
fred.krupica@wj.com	chris@blueshirtgroup.com
rakesh@blueshirtgroup.com

WJ Communications Announces Fourth Quarter Results

Semiconductor Revenues Continue to Grow - Record Gross Margins

February 3, 2004 San Jose, CA – WJ Communications, Inc. (Nasdaq:WJCI), a leading designer and supplier of high-performance RF semiconductors and multi-chip modules (MCM), today announced results for its fourth quarter, ended December 31, 2003.

Revenue for the fourth quarter of 2003 was $6.5 million, as revenue from the Company’s semiconductors increased 15% from the immediately preceding quarter to $6.0 million.  Revenues for the fourth quarter of 2002 were $9.1 million and included $4.1 million in revenues from legacy businesses that have either been sold or are being exited as the Company continues its transition to becoming a pure play RF semiconductor company.

In the fourth quarter, WJ Communications achieved its highest gross margins since going public in 2000 while reducing its net loss.  On a U.S. GAAP basis, the Company’s net loss was reduced by $300,000 sequentially to $3.0 million or $0.05 per common share for the fourth quarter of 2003.  This compared to a net loss of $14.4 million or $0.25 per share in the same period last year which included an $11.3 million restructuring charge related to the Company’s decision to transition to full semiconductor manufacturing outsourcing.  The Company ended the fourth quarter of 2003 with cash and short term investments of

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$60.1 million.  After the quarter close, WJ Communications completed a follow on common stock offering, raising approximately $10.9 million in cash before issuance costs for the Company.

“In the fourth quarter, we increased sales of our RF semiconductor products by 15% sequentially and achieved our first revenues from our RFID product line,” said Michael Farese, Ph.D., Chief Executive Officer and President of WJ Communications. “Our strong R&D effort and technology leadership is evident in our five new Q4 product introductions and record 43 design wins at leading OEM’s like Motorola, Ericsson, Andrew, Remec, Siemens, Northrup Grumman and Alien.”

“During the fourth quarter, we continued to show strong progress entering new markets – making our first RFID production shipments with the delivery of our SX2000 reader engines. ,” added Dr. Farese. “With the success of our new semiconductor product introductions and design wins, we feel that we have expanded our addressable market by over 400% in the last two years to an estimated $500 million in 2004.  In the fourth quarter, we had design wins from a wide variety of markets including Cellular Infrastructure, Broadband Wireless Access, CATV, Defense and Homeland Security, GPS and RFID.”

Other recent highlights include:

•                  During the fourth quarter, the Company achieved a record 43 new semiconductor design wins.  For the full year 2003, the Company achieved a total of 157 semiconductor design wins compared to 109 for the same period in 2002.

•                  On November 20th the Company announced that it had commenced delivery of its first RFID product,  the SX2000 compact RFID reader engine  to  Alien Technology.  On December 16th, the company further announced a follow on order for the SX2000 as well as a new order for the 2.4 GHz SX2030 RFID reader engine.

•                  WJ Communications continued its strong product growth adding 5 new products in the 4th quarter and a total of 21 new products for the entire year 2003.  For the fourth quarter, the Company added the CV111-3 MCM, the AG102, AG103, and AH114 linear driver amplifiers, and the SX2030, 2.45 GHz RFID reader engine.

•                  On November 19th WJ Communications received the Global Supplier Excellence Award from Andrew Corporation

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•                  At the end of January, WJ Communications completed a follow on offering of 14.5  million shares including 2 million newly issued shares by the Company.  The transaction raised approximately $10.9 million before issuance costs for the Company.

“Gross margins are the highest since WJ’s initial public offering at 47.3% on a non-GAAP basis and 50.8% on a GAAP basis,” added Fred Krupica, Chief Financial Officer of WJ Communications. “Additionally, we closely managed our operating expenses and have reduced our cost structure by $5 million in 2003. These improvements, combined with the solid increase in semiconductor sales, led to a $300,000 reduction in GAAP net loss on a sequential basis.  As a result of moving to a fabless operating model and aggressive cost containment activities, we expect an additional $5 million in overhead and costs savings in 2004, allowing us to even more quickly leverage our business model as growth returns.”

“Looking forward, we are encouraged by signs that demand is increasing in our core wireless infrastructure business as evidenced by the recent announcements of market leaders like Verizon, Nokia and Andrew,” said  Dr. Farese.  “Additionally, we expect to see increasing contributions from our new market entries, growing from a small base.   Given these factors, we expect revenues to be in the range of $6.5 to $7.5 million, with increasing semiconductor revenues representing the vast majority of sales.”

Use of Non-GAAP Financial Information

The non-GAAP information presented is based upon our unaudited consolidated statements of operations for the periods shown, with certain adjustments. This presentation is not in accordance with, or an alternative for, U.S. Generally Accepted Accounting Principles (GAAP) and may not be consistent with the presentation used by other companies. However, WJ believes non-GAAP reporting provides meaningful insight into the Company’s on-going economic performance and therefore uses non-GAAP reporting internally to evaluate and manage our operations. WJ has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and business trends among different reporting periods on a consistent basis, independent of regularly reported non-cash charges and infrequent or unusual events.

About WJ Communications

WJ Communications Inc. is a leading RF semiconductor company focusing on the design and manufacture of high-quality devices, chipsets and multi-chip modules (MCMs) for telecommunications, RF identification (RFID) and homeland security systems worldwide. WJ’s highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets and MCM products are used to

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transmit, receive and process signals that enable current and next generation wireless and wireline services. For more information visit www.wj.com or call 408/577-6200.

This release contains forward-looking statements including financial projections, statements as to the plans and objectives of management for future operations, and statements as to the Company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s successful transition to a pure RF semiconductor company, the Company’s ability to continue to cut future losses and return to profitability in the long term, the Company’s ability to utilize its cash effectively, successful resolutions of certain contractual matters, actual improvement in overall demand, technological innovation in the wireless communications markets, the availability and the price of raw materials and components used in the Company’s products, the demand for wireless systems and products generally as well as those of our customers, the adequacy of the Company’s obsolete inventory reserve, the success of the Company’s new product introductions and the Company’s ability to expand its customer base, broaden its product offering and deepen its penetration into existing customers, general economic conditions including the global economic slowdown and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

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WJ Communications Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003 (1)	December 31, 2002

Sales
Semiconductor	$6,010	$6,249	$20,246	$19,214
Wireless	477	2,571	6,307	14,697
Fiber optics	—	301	12	6,245
Total sales	6,487	9,121	26,565	40,156

Cost of goods sold	3,190	5,240	15,463	28,862

Gross profit	3,297	3,881	11,102	11,294

Research & development	3,858	4,299	16,806	17,807

Selling & administrative	2,613	2,260	10,210	10,759

Amortization of deferred stock compensation	51	101	149	513

Recapitalization merger	(93)	509	680	509

Restructuring charge (credit)	(33)	11,347	(54)	34,233

Loss from operations	(3,099)	(14,635)	(16,689)	(52,527)

Interest income net	131	239	638	1,076

Other income net	4	—	1,094	16

Loss from operations before income taxes	(2,964)	(14,396)	(14,957)	(51,435)

Income tax benefit	—	—	(646)	—

Net loss	$(2,964)	$(14,396)	$(14,311)	$(51,435)

Basic and diluted net loss per share	$(0.05)	$(0.25)	$(0.25)	$(0.91)

Basic and diluted weighted average shares	57,723	56,461	56,835	56,291

(1)  Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

WJ Communications Inc. and Subsidiaries

Unaudited Non-GAAP Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Sales
Semiconductor	$6,010	$6,249	$20,246	$19,214
Wireless	477	2,571	6,307	14,697
Fiber optics	—	301	12	6,245
Total sales	6,487	9,121	26,565	40,156

Cost of goods sold	3,417	5,618	15,114	29,242

Gross profit	3,070	3,503	11,451	10,914

Research & development	3,858	4,299	16,806	17,807

Selling & administrative	2,613	2,253	9,924	10,312

Non-GAAP loss from operations	(3,401)	(3,049)	(15,279)	(17,205)

Interest income net	131	239	638	1,076

Other income net	4	—	23	16

Non-GAAP loss from operations before income taxes	(3,266)	(2,810)	(14,618)	(16,113)

Non-GAAP income tax benefit	—	—	—	—

Non-GAAP net loss	$(3,266)	$(2,810)	$(14,618)	$(16,113)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.26)	$(0.29)

Basic and diluted weighted average shares	57,723	56,461	56,835	56,291

WJ Communications Inc. and Subsidiaries

Unaudited Reconciliation of Non-GAAP Adjustments

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net loss	$(2,964)	$(14,396)	$(14,311)	$(51,435)

Non-GAAP additions (subtractions):

Amortization of deferred stock compensation	51	101	149	513

Severance related cost	—	(2)	350	436

Fab depreciation adjustment	(227)	221	285	221

Restructuring charge (credit)	(33)	11,347	(54)	34,233

Recapitalization merger	(93)	509	680	509

Insurance claim settlement	—	(590)	—	(590)

Gain on sale of Thin Film product line	—	—	(1,071)	—

Income tax refund	—	—	(646)	—

Non-GAAP net loss	$(3,266)	$(2,810)	$(14,618)	$(16,113)

Non-GAAP basic and diluted net loss per share	$(0.06)	$(0.05)	$(0.26)	$(0.29)

Basic and diluted weighted average shares	57,723	56,461	56,835	56,291

WJ Communications Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	December 31, 2003	December 31, 2002 (1)
ASSETS

Cash and short-term investments	$60,132	$64,745

Accounts receivable, net	4,559	3,978

Inventory	2,420	3,957

Other current assets	1,983	8,153

Total current assets	69,094	80,833

Property, plant and equipment	10,504	14,409

Other assets	222	306

Total assets	$79,820	$95,548

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,346	$9,402

Other long-term obligations	33,235	36,528

Stockholders’ equity	36,239	49,618

Total liabilities and stockholders’ equity	$79,820	$95,548

(1)               Derived from the Company’s audited consolidated financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2002.